Exhibit 10.3

SUBORDINATED PROMISORY NOTE

Principal Amount	Salt Lake City, UT
$ 500,000.00	November 1, 2018

1.          Promise to Pay. For value received ECOMMERCE FUNDING LLC., a Utah limited liability company “Maker” or “Company”), promises to pay to the order of SWL INVESTMENTS LP, an Oklahoma limited partnership (“Holder”), at 2150 South 1300 East, Salt Lake City, UT 84106 or at such other address as the holder of this note at any given time may designate by written notice to Maker, in lawful money of the United States of America, the principal sum of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the “Loan”), to be paid in various tranches, together with all accrued and unpaid interest and other amounts that are Maker’s obligations under this Promissory Note. Principal shall be payable on the Maturity Date. Interest shall be payable on each Interest Payment Date and the Maturity Date.

This Promissory Note is one in a series of subordinated promissory notes (the “Notes”) issued and to be issued from time to time by Maker in substantially the same form as this Promissory Note. This Promissory Note and all the Notes are intended to be pari passu with each other in right of payment, priority, security and subordination.

Maker’s obligations under this Promissory Note and all other present and future Notes are secured by, among other things, that certain Security Agreement (the “Security Agreement”) dated November 1, 2018 herewith executed by Maker for the benefit of Holder and holders of all other present and future notes (collectively with Holder, the “Holders”). The indebtedness evidenced by this Note and the security in the Security Agreement is subordinated in all respects to the prior payment and satisfaction in full of any Senior Debt of the Company which may exist, from time to time. “Senior Debt” means, unless expressly subordinated to or made a parity with the amounts due under this Promissory Note, all amounts due in connection with (a) indebtedness of the Company for borrowed money; (b) obligations of the Company under capital leases and real estate leases; and (c) any other obligations from time to time specified by the Company as Senior Debt. All obligations of the Company to make payments under this Promissory Note, including without limitation, payments of principal and interest, shall be subject to compliance with the terms of applicable covenants under Senior Debt. Upon request by the Company, the Holder shall execute any current or future Senior Debt holder’s required form of subordination agreement to implement the terms of this subordination. Concurrently herewith, the Holder is executing and delivering the Intercreditor and Subordination Agreement with a Senior Debt Holder yet to be determined, the Company’s current primary lender of Senior Debt, substantially in the form of Exhibit A attached hereto (the “Subordination Agreement”) or a joinder to the Subordination Agreement in substantially the form of Exhibit B attached hereto or as any holder of Senior Debt shall request (the “Joinder”).

2.          Interest Rate. The principal sum outstanding under this Promissory Note shall bear interest at an interest rate equal to twelve percent (12%) (the “Interest Rate”) per annum. The books and records of Holder shall be prima facie evidence of all sums owing to Holder from time to time under this Promissory Note, but the failure to record any such information shall not limit or affect the obligations of Maker under the Promissory Note. Interest on this Promissory Note is computed on a 365/360 day simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

The Holder has elected to receive or reinvest interest based upon a check on one of the two boxes below:

☐            Interest shall be paid monthly

☒           Interest shall be reinvested and added to principal

3.            Definitions. In addition to other terms defined herein, as used herein the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)       “Business Day” means a day on which national banks are open for the conduct of substantially all of their business in Salt Lake City, Utah (excluding Saturdays and Sundays).

(b)       “Interest Payment Date” means the first calendar day of each calendar month, commencing with the first calendar month after the date of this Promissory Note (the “Loan Date”).

(c)       “Loan Documents” means the Promissory Note, the Security Agreement, the Subordination Agreement and all other documents executed in connection with or evidencing the Loan.

(d)       “Maturity Date” means the date Holder has elected based upon a check in one of the three boxes below:

☐         one (1) year after the Loan Date;

☐         two (2) years after the Loan Date;

or

☒         four (4) years after the Loan Date.

(e)       “Promissory Note” means this Promissory Note.

(f)       “Required Majority” means the Holders of a majority of then outstanding principal balance of the Notes.

4.            Required Payments; Maturity Date.

(a)       Monthly Payments. Beginning on the first Interest Payment Date for and continuing on or before the Interest Payment Date of each calendar month thereafter through the Maturity Date (defined hereafter) of this Promissory Note, Maker shall, pursuant to the instructions above, either pay or reinvest all interest accrued on the principal balance hereof during the immediately preceding month (or portion thereof, as the case may be). Whenever any payment under this Promissory Note of any other Loan Document falls due on a Saturday, a Sunday or another day on which the offices of Holder are not open to conduct its banking business at the place where the Promissory Note is payable, such payment may be made on the next succeeding day on which the offices of Holder are open for such business. Holder may, near the end of the month, mail monthly interest statements to Maker on an estimated basis (i.e., assuming no later principal advances, payments or changes in the interest rate) for interest accrued during any calendar month, and any adjustment resulting from any later advance, payment or change shall be property reflected in the following month's interest statement.

(b)       Maturity Date. If not earlier due or payable, all unpaid principal, accrued but unpaid interest and other amounts payable under the provisions of this Promissory Note shall become due and payable in full on the Maturity Date.

5.            Collection Costs. If suit, arbitration or other legal proceeding is instituted or any other action is taken by Holder to collect all or any part of the indebtedness evidenced hereby, Maker promises to pay Holder’s attorneys’ fees and other costs (to be determined by the court or arbitrator and not by jury in the case of litigation or arbitration) incurred thereby. Such fees and costs shall be included in any judgment or arbitration award obtained by Holder, shall be secured by any document securing any portion of the indebtedness evidenced by this Promissory Note, and shall bear interest at the Default Interest Rate (as defined below).

6.            Optional Prepayments. Maker shall have the option to prepay this Promissory Note, in part, at any time and from time to time, without penalty. Maker shall also have the option to prepay, in full, the indebtedness evidenced by this Promissory Note upon the fiving of not less than five (5) days prior written notice to Holder. Maker shall identify each optional prepayment of principal as such by written notice to Holder at the time of payment.

7.            Representations and Covenants.

(a)       There is no action, suit, investigation, proceeding, or arbitration (whether or not purportedly on behalf of Maker) at law or in equity or before or by any foreign or domestic court or other governmental entity (a “Legal Action”), pending or, to the knowledge of Maker, threatened against or affecting Maker or any of their respective assets, which could reasonably be expected to result in any material adverse change in the business, operations, assets, or condition (financial or otherwise) of Maker or that would materially and adversely affect Maker’s ability to perform its obligations under the Loan Documents. There is no basis known to Maker for any such action, suit, or proceeding. Maker is not (i) in violation of any applicable law which violation materially and adversely affects or may materially or adversely affect the business, operations, assets, or condition (financial or otherwise) of Maker, (ii) subject to, or in default with respect to, any other legal requirement that would have a materially adverse effect on the business, operations, assets, or condition (financially or otherwise) of Maker, or (iii) in default with respect to any agreement to which Maker is a party or to which it is bound. There is no Legal Action pending or, to the knowledge of Maker, threatened against or affecting Maker questioning the validity or the enforceability of this Promissory Note or any of the other Loan Documents.

(b)       Maker shall become insolvent; shall make an assignment for the benefit of creditors; shall fail generally to pay its debts as they become due; shall have a receiver, trustee, custodian or conservator appointed with respect to all or part of its assets; or a petition for relief under any chapter of the Federal Bankruptcy Code (or any similar debtor relief laws to which the parties may be subject) is filed by or against Maker and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

(c)       A final judgment or decree for monetary damages or a monetary fine or penalty (not subject to appeal or as to which the time for appeal has expired) is entered against Maker by any government authority, which together with the aggregate amount of all other such judgments or decrees against Maker that remain unpaid or that have not been discharged or stayed, exceeds Five Hundred Thousand Dollars ($500,000.00) and such judgment or decree is not paid and discharged or stayed or appealed within thirty (30) days after the entry thereof.

(d)       The liquidation, dissolution or winding up of Maker.

9.            Remedies. Upon the occurrence of an Event or Default, then at the option of the Holder, the entire balance of principal together with all accrued interest thereon, and all other amounts payable by Maker under this Promissory Note or the other Loan Documents shall, without demand or notice, immediately become due and payable. Upon the occurrence of an Event of Default, Holder shall have all remedies hereunder and at law and the entire balance of principal hereof, together with all accrued interest thereon, all other amounts due under this Promissory Note or the Security Agreement, and any judgment for such principal, interest, and other amounts shall bear interest at the Default Interest Rate. No delay or omission on the part of the Holder in exercising any right under this Promissory Note or under any of the other Loan Documents hereof shall operate as a waiver of such right., In addition to any other rights and remedies of Holder, if an Event of Default exists and is continuing, Holder is authorized at any time and from time to time during the continuance of the Event of Default, without prior notice to Maker (any such notice being waived by Maker to the fullest extent permitted by law) to setoff and apply any and all deposits (general or special time or demand, provisional or final) at any time held by Holder to or for the credit or the account of Maker against any and all obligations of Maker under the Loan Documents, now or hereafter existing, irrespective of whether or not Holder shall have made demand under this Loan Agreement or any other Loan Document and although such amounts owed may be contingent or unmatured.

10.            Default Interest. Upon the occurrence of an Event of Default as described in Section 9 above (whether or not Holder has given any notice of default), than all amounts outstanding hereunder, including any late charges that are then due and payable under Section 5 above, any advances thereafter made from the loan evidenced hereby and any accruing costs and reasonable attorneys’ fees which are the obligation of Maker shall thereafter bear interest at the rate (the “Default Interest Rate”) of the Interest Rate plus three percent (3%) per annum. Make acknowledges that the imposition of the Default Interest Rate may result in the compounding of interest, and Maker consents to such compounding.

11.            Interest Limit. This Promissory Note and all other agreements between Maker and Holder are hereby expressly limited so that in no event whatsoever, whether by reason of deferment in accordance with this Promissory Note or any other present or future agreement of advancement of the proceeds of the loan evidenced hereby, acceleration or maturity of the loan, or otherwise, shall the total amount paid or agreed to be paid to Holder for the loan, use forbearance or detention of the money to be loaned hereunder, including, without limitation, all interest (including interest at the Default Interest Rate), any commitment, loan, consent or extension fee, all late charges, and all reimbursable charges or costs which may be treated as interest, exceed the maximum permissible amount, if any, under applicable law. If, from any circumstance whatsoever, fulfillment of any provision of this Promissory Note or any such other agreement would require Maker to pay amounts in excess of the maximum amounts, if any, lawfully collectible under applicable law, then, ipso facto, the obligation of Maker to be fulfilled shall be reduced to require the payment of only the maximum amounts lawfully collectible. Maker agrees that the only laws relevant to maximum permissible interest shall be the substantive laws of the State of Utah in effect on the date of this Promissory Note. All interest and other charges, fees, good, things in action or any other sums, things of value and reimbursable costs that Maker is or may become obligated to pay or reimburse in connection with the loan evidenced by this Promissory Note and which may be deemed to constitute “interest” within the meaning of applicable law shall be deemed to constitute items of interest in addition to the rate(s) of interest specified in this Promissory Note, which Maker hereby contracts in writing to pay, and shall be deemed to constitute additional "an agreed rate of interest” for purposes of determining compliance with such statutes. The provisions of this Section 11 shall never be superseded or waived and shall control every other provision of this Promissory Note and all other agreements between Maker and all holders of this Promissory Note.

12.            Number and Gender. In this Promissory Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

13.            Headings. Headings at the beginning of each numbered section of this Promissory Note are intended solely for convenience and are not part of this Promissory Note.

14.            Waiver. Maker waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to Holder hereof.

15.            Integration. This Promissory Note and any other documents, agreements and instruments contemplated hereby, contain the complete understanding and agreement of Maker and Holder and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, PURSUANT TO UTAH CODE ANNOTATED SECTION 25-5-4, MAKER IS NOTIFIED THAT THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

16.            Counterparts. This Promissory Note may be executed and acknowledged in counterparts, all of which executed and acknowledged counterparts shall together constitute a single document. Facsimile signature pages will be acceptable and shall be conclusive evidence of execution.

17.            Binding Effect. This Promissory Note and any other documents, agreements and instruments contemplated hereby will be binding upon, and inure to the benefit of, the Holder, Maker, and their respective successors and assigns. Maker may not delegate or assign its obligations hereunder.

18.            Notices. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and: (a) personally delivered to the party to be notified, in which instance notice shall be deemed to have been given and received upon actual delivery; (b) sent by certified United States mail, return receipt requested, postage prepaid, addressed to the party to be notified, in which instance notice shall be deemed to have been given upon deposit in the mail at any postal station and received twenty-four (24) hours after such deposit or such earlier date as may be shown on the return receipt; or (c) sent by a reputable national overnight commercial courier service (such as Federal Express, but not including United States Postal Express Mail) addressed to the party to be notified, in which instance notice shall be deemed to have been given upon deposit with such courier service for delivery and received on the first (1st) Business Day after deposit. The addresses of the parties for notice by any of the foregoing means shall be as follows:

If to Maker:          eCommerce Funding LLC

Attn: S. Whitfield Lee

2150 South 1300 East, Suite 360

Salt Lake City, UT 84106

If to Holder:         SWL Investments LP

Attn: S. Whitfield Lee

2150 South 1300 East, Suite 360

Salt Lake City, UT 84106

19.            Governing Law. The validity of this Promissory Note and the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto, shall be determined under, governed by, and construed in accordance with the laws of the State of Utah without giving effect to conflict of laws principles (regardless of the location, residence, domicile or place of business of Maker or any constituent principal thereof or the location of any collateral herefor). The parties hereby acknowledge, stipulate and agree that (a) the transaction evidenced, governed, and/or secured hereby bears a reasonable relationship to the State of Utah in that, among other things, Holder has conducted the negotiations for the transactions in the State of Utah, the loan evidenced hereby has been originated from the State of Utah, Holder will perform its obligations for the loan in the State of Utah (including the servicing of the loan), and )b) Holder would not have entered into this transaction but for the foregoing stipulation and agreement as to the choice of Utah law to govern this Promissory Note. With regard to the exercise of remedies or any claim, dispute or other matter with respect to this Promissory Note, the parties agree that all actions or proceedings arising in connection with this Promissory Note shall be tried and litigated only in the State and Federal courts located in the County of Salt Lake, State or Utah or, at the sole option of Holder, in any other court in which Holder shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Maker waives, to the extent permitted under applicable law, any right it may have to assert the doctrine of forum non conveniens or any similar doctrine or to object to venue to the extent any proceeding is brought in accordance with this Section 19.

20.            Amendment and Waiver. Any term of this Promissory Note may be amended or modified and the observance of any term of the Promissory Note may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent of the Maker and the Required Holders. Any such amendment, modification or waiver shall apply uniformly to each of the Promissory Notes and shall be final and binding on any Holder of the Promissory Notes, whether or not they have consented as part of the Required Majority.

IN WITNESS WHEREOF, this Promissory Note has been executed as of the date first written above.

“Maker” eCommerce Funding LLC A Utah limited liability company

By:	/s/ Keith L. Merrell

Name:	Keith L Merrell

Title:	Chief Financial Officer

“Holder”

SWL Investments LP An Oklahoma limited partnership

By:	/s/ S. Whitfield Lee

Name:	S. Whitfield Lee

Title:	President

EXHIBIT A

INTERCREDITOR AND SUBORDINATION AGREEMENT

EXHIBIT B

JOINDER TO INTERCREDITOR AND SUBORDINATION AGREEMENT

______________________, 201__

Pursuant to the terms of this Jointer to Intercreditor and Subordination Agreement (this “Joinder”), the undersigned hereby joins in the execution of that certain Intercreditor and Subordination Agreement, dated ______________________ (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Subordination Agreement”), among inter alia, ______________________, a Utah corporation (“Name of Bank”), Revenue Based Financing Group, Inc., a Utah corporation (the “Borrower”), each of the other “Subordinated Lenders” a party thereto, and each other person that becomes a Subordinated Lender thereby by execution of a Joinder thereto. By executing this Joinder, the undersigned hereby agrees that the undersigned is a Subordinated Lender under the Subordination Agreement and agrees to be bound by all of the terms and provisions thereof for the benefit of (Name of Bank).

IN WITNESS WHEREOF, the undersigned has executed this Joinder to intercreditor and Subordination Agreement as of the date first above written.

“Holder” and “Subordinated Lender”

By:

Name:

Title:

FIRST AMENDMENT TO

SUBORDINATED PROMISORY NOTE

DATED NOVEMBER 1, 2018

WHEREAS ECOMMERCE FUNDING LLC, a Utah limited liability company (“Maker”) and SWL INVESTMENTS LP, an Oklahoma limited partnership (“Holder”) entered into a subordinated note agreement (the “Note”) on November 1, 2018 for the principal amount of $500,000; and

WHEREAS Maker has need for funds in addition to that amount provided by the Note; it is

AGREED by both the Maker and Holder that the Note be amended to increase the principal amount of the Note from $500,000 to $1,500,000, with all other terms and conditions as stated in the original note remaining unchanged.

This Amendment to the Note is hereby approved with an effective date of April 1, 2019.

“Maker” eCommerce Funding LLC

By:	/s/ Keith L. Merrell

Name:	Keith L Merrell

Title:	Chief Financial Officer

“Holder”
SWL Investments LP

By:	/s/ S. Whitfield Lee

Name:	S. Whitfield Lee

Title:	President